MEMBERSHIP AGREEMENT

Ethanol Promotion and Information Council and Liberty Renewable Fuels, LLC

This Membership Agreement is made and entered into this 10th day of July, 2007, by and between Ethanol Promotion and Information Council, a nonprofit South Dakota Corporation (hereinafter referred to as "EPIC"), and Liberty Renewable Fuels, LLC (hereinafter referred to as "Plant").

RECITALS

1. Whereas, Plant desires to become a member of EPIC and assist in the promotion of the ethanol industry; and

2. Whereas, EPIC and Plant desire to memorialize their mutual understanding of the terms and conditions of membership in EPIC.

NOW, THEREFORE, in consideration of the mutual promises and conditions hereinafter set forth and other good and valuable consideration, the receipt in sufficiency of which is hereby acknowledged, EPIC and Plant hereby acknowledge and agree as follows:

1. Plant hereby agrees to pay to EPIC a membership fee of $10,000 upon financial close. With receipt of this membership fee, membership is immediate, membership dues are waived during your first three months of production, and a discounted rate of $.0025 per gallon for non-denatured production gallons will be in effect for the remaining nine months of your first year of membership. Per your reported monthly production gallon quantity beginning with your fourth month of production, monthly membership fees will be credited up to the amount of your initial $10,000 fee. After this amount has been reached, you will begin to receive monthly invoices.

2. Membership fees shall be used by EPIC for the purpose of promoting the ethanol industry and paying for expenses accrued in operating EPIC.

3. The term of Plant's membership in EPIC shall be twelve months from the date production begins at your facility. The EPIC membership rate of $.005 per gallon becomes effective after your first twelve months of production with the continuation of your membership.

4. Plant will be allowed one vote, and will be eligible for election to the board, as detailed in the Bylaws of EPIC. A representative of the Plant will also be eligible for election and/or appointment to certain committees. Such committees shall be created and governed IAW the Bylaws of EPIC.

5. Except for voting rights as detailed in the Bylaws of EPIC, Plant shall not take part of participate in EPIC's business. EPIC shall be solely responsible for the coordination of business operations.

6. EPIC will provide to Plant regular updates and other pertinent information.

7. Plant hereby acknowledges that the term of Plant's membership is valuable to EPIC. A breach of this Membership Agreement may cause irreparable injury to EPIC for which monetary damages are impossible to determine. Accordingly, in addition to all the remedies allowed by law, EPIC shall be entitled to enforce the provisions of this Plant Membership Agreement by specific performance.

8. Plant has carefully read the Articles of Incorporation and the Bylaws of EPIC and understands that its membership will be governed by the terms of the Articles and Bylaws. Plant agrees to be bound, in all respects, by the Articles and Bylaws.

8. Plant is fully authorized and qualified to become a member of EPIC. The person signing this Membership Agreement has been duly authorized to do so.

9. This Membership Agreement contains the entire agreement of the parties and there are no representations, covenants or other agreements except as stated or referred to herein. Neither this Membership Agreement nor any portion of this Membership Agreement shall be modified, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

10. Any notice, demand or other communication which may be required shall be sufficiently given unless otherwise stated in this Membership Agreement, if written, printed or electronic notice is delivered personally, by mail or by email to Plant at the address indicated above or to EPIC's address or e-mail address as it appears on the records of EPIC.

11. This Membership Agreement is not transferable or assignable, except upon the prior written consent of all parties hereto. This Membership Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

12. Notwithstanding the place where this Membership Agreement may be executed, all of the terms and conditions of this Membership Agreement shall be governed by and constructed IAW the laws of the State of South Dakota.

13. For the duration of its Membership in EPIC, EPIC grants to Plant the nonexclusive

right and license to use EPIC trademarks, service marks, logos and promotional materials in connection with the manufacture, distribution, sale and promotion of products in the ethanol industry. Such right and license is granted on the condition that all use by Plant shall be in conformity with the guidelines and limitations set forth by EPIC, which EPIC shall provide to Plant and which EPIC shall be free to alter and amend at its discretion.

14. Plant agrees to hold all Confidential Information as secret and in trust and confidence and shall not publish, disseminate or otherwise disclose or make available any Confidential Information to any person. Notwithstanding the foregoing, disclosure of Confidential Information may be made if such disclosure has been approved in advance by the Board of Directors. Upon the request of the Board of Directors, all Confidential Information in the possession of Plant, except Confidential Information independently developed by Plant, shall be returned to the EPIC and Plant shall retain no copies, summaries or written documentation with respect thereto.

For purposes of this Membership Agreement, "Confidential Information" means any and all information or material not generally known to the public including, without limitation, all information disclosed by EPIC to Plant relating to EPIC, the business or technology of EPIC or other members or associate members, whether in tangible or intangible form, including but not limited to business or technical information, financial information or data, marketing techniques and materials, business plans and strategies, business operations and systems, pricing policies, information concerning employees, customers and/or vendors, trade secrets, discoveries, inventions, improvements, research, development, know-how, designs, products, formulas, calibrations, equipment settings, compositions, prototypes, biological or physical materials, manufacturing processes and all other financial, proprietary, personal or secret information provided by EPIC to Plant.

ETHANOL PROMOTION AND INFORMATION COUNCIL	LIBERTY RENEWABLE FUELS, LLC
By: [signature]	By: David Skjaerlund
Its Director of Industry Relations	Its President + CEO